SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to section 240.14a-12

Brooks Automation, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
TO BE HELD ON February 5, 2007

The 2006 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 5, 2007 at 10:00 a.m., local time, at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until their successors are duly elected.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the 2007 fiscal year.

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

The Board of Directors has fixed December 15, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:

(A)	Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose); or

(B)	Vote via the internet (see the instructions on the enclosed Proxy Card); or

(C)	Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).

The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card or voted via the internet or telephone.

By Order of the Board of Directors

Thomas S. Grilk,
Senior Vice President, General Counsel and Secretary
Chelmsford, Massachusetts
January 4, 2007

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY (BY EXECUTING A PROXY OR BY MAKING AN AUTHORIZED INTERNET OR TELEPHONE COMMUNICATION) AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 5, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at its principal executive offices at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824 on February 5, 2007, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

It is expected that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about January 4, 2007. The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 as filed with the Securities and Exchange Commission (“SEC”) is included within the Annual Report to Stockholders being mailed to the Company’s stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on December 15, 2006 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 75,564,454 shares of Common Stock, $.01 par value (the “Common Stock”), of Brooks. Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Solicitation

The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board of Directors of the Company, and the cost of such solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them. Brooks has hired Georgeson & Co., Inc. to assist in obtaining proxies from its stockholders on a timely basis. Brooks will pay Georgeson & Co., Inc. a fee of approximately $2,000, plus its reasonable expenses, for these services.

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting. The eight nominees for directors who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of Brooks. The affirmative vote of a majority of the votes properly cast is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2007 fiscal year.

Abstentions will have no effect on the outcome of the vote for the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy or do not comply with the Internet or telephone voting instructions will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP. Shares of Common Stock held of record by brokers who return a signed and dated proxy or comply with the Internet or telephone voting instructions but who fail to vote (known as a “broker nonvote”) on the election of directors or the ratification of the selection of PricewaterhouseCoopers LLP will count towards a quorum but will have no effect on the election of directors or the ratification of the selection of PricewaterhouseCoopers LLP.

Voting of Proxies

General.  The enclosed proxy, if executed and returned or if authorized pursuant to the internet or telephone voting procedure, will be voted as directed on the proxy.

Proxies Without Voting Instructions.  Proxies that are properly signed and dated but which do not contain voting instructions will be voted for the election of the nominees as directors and for the ratification of the selection of PricewaterhouseCoopers LLP. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

Voting Shares Held Through Broker By Proxy.  If your shares of Brooks Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, including with respect to the election of the eight nominees for director and the ratification of the selection of PricewaterhouseCoopers LLP.

Voting Of Shares Held Through Broker In Person.  If your shares of Brooks Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of Brooks, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Other Matters.  If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in Brooks’ certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Brooks’ management does not presently know of any other matters to be brought before the Annual Meeting.

Revocation of Proxies

Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	filing with the Company’s corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy (by executing a proxy, or by making an authorized Internet or telephone communication) relating to the same shares and delivering it to the Company before the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

Record holders should send any written notice of revocation or subsequent proxy to the Company’s corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to the Company’s corporate secretary before the vote at the Annual Meeting.

Security Ownership Of Certain Beneficial Owners and Management

The following table sets forth certain information as of November 30, 2006 with respect to the beneficial ownership of the Common Stock by each nominee for director, the director emeritus and each executive officer named below in the Summary Compensation Table under “Compensation and Other Information Concerning Directors and Officers — Summary of Compensation of Executive Officers” (the “Named Executive Officers”), all current executive officers, the director nominees and the director emeritus as a group, and each person known by Brooks to be the beneficial owner of 5% or more of its Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

	Shares of
	Common Stock	Percentage of
Name	Beneficially Owned(1)(2)	Class

Named Executive Officers:
Edward C. Grady(3)	475,960	*
Joseph M. Bellini(4)	122,876	*
Robert W. Woodbury, Jr.(5)	225,237	*
James Gentilcore(6)	214,284	*
Thomas S. Grilk(7)	98,473	*

Directors Not Included Above and Director Emeritus:
A. Clinton Allen(8)	8,750	*
Robert J. Lepofsky(9)	339,701	*
Joseph R. Martin(10)	14,750	*
John K. McGillicuddy(11)	8,750	*
Krishna G. Palepu(12)	10,000	*
Marvin G. Schorr(13)	128,548	*
Alfred Woollacott, III(14)	18,880	*
Mark S. Wrighton(15)	25,984	*

Five Percent Owners:
Mazama Capital Management(16)
One Southwest Columbia, Suite 1500
Portland, Oregon 97258	9,163,466	12.1%
T. Rowe Price Associates, Inc.(17)
100 E. Pratt St.
Baltimore, MD 21202	6,313,839	8.4%
Nierenberg Investment Management Company, Inc.(18)
19605 NE 8th St.
Camas, WA 98607	4,401,838	5.8%
All directors nominees, director emeritus and current executive officers as a group (14 persons)(19)	1,884,561	2.5%

*	Less than one percent.

(1)	To the Company’s knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Company’s Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 30, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 323,200 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(4)	Includes 91,813 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(5)	Includes 119,688 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(6)	Includes 147,953 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006. Also includes 1,376 shares held in the Company’s 401(k) retirement savings plan.

(7)	Includes 58,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(8)	Includes 3,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(9)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006. Also includes 2,170 shares held in the Company’s 401(k) retirement savings plan.

(10)	Includes 9,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(11)	Includes 3,750 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(12)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(13)	Includes 7,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(14)	Includes 11,660 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(15)	Includes 7,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006.

(16)	Based upon the most recent Schedule 13G/A filed by Mazama Capital Management, Inc. with the SEC on January 26, 2006, as of December 31, 2005, Mazama Capital Management, Inc. has sole voting power over 5,303,286 shares and sole dispositive power over 9,163,466 shares.

(17)	Based upon the most recent Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2006, as of December 31, 2005, . T. Rowe Price Associates, Inc. has sole voting power over 1,931,419 shares and sole dispositive power over 6,313,839 shares.

(18)	Based on the most recent 13D/A filed by Neirenberg Investment Management Company, Inc. and certain affiliated entities on July 5, 2006, as of June 30, 2006: the D3 Family Fund, L.P. had sole voting and dispositive power over 803,015 shares; the DIII Offshore Fund, L.P. had sole voting and dispositive power over 1,045,998 shares; the D3 Family Bulldog Fund, L.P. had sole voting and dispositive power over 2,552,825 shares; Neirenberg Investment Management Company, Inc. had shared investment and dispositive power over 4,401,838 shares; and Neirenberg Investment Management Offshore, Inc. had shared voting and dispositive power over 1,045,998 shares. Neirenberg Investment Management Company, Inc. is the general partner of the D3 Family Fund, L.P. and the D3 Family Bulldog Fund, L.P. Neirenberg Investment Management Offshore, Inc. is the general partner of the DIII Offshore Fund, L.P.

(19)	Includes 920,156 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2006 and 6,406 shares held in the Company’s 401(k) retirement savings plan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve until the 2008 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Nominating and Governance Committee of the Board of Directors has nominated the persons listed below for election as directors.

Information on Nominees

The membership of the Board of Directors stands at eight directors and one non-voting director emeritus.  All eight nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person, except that a provision of Mr. Grady’s employment agreement provides that he would be considered for renomination as a director. See “Compensation and Other Information Concerning Directors and Officers — Contractual Arrangements with Executive Officers.”

Dr. Schorr serves as Director Emeritus. He is appointed to this position by the Board of Directors, and is not voted upon by the stockholders of the Company. However, disclosure with respect to Dr. Schorr is provided in the proxy statement as if he were subject to such election. Dr. Schorr became Director Emeritus of the Company in October 2005 in connection with the acquisition of Helix Technology Corporation (“Helix”) by the Company, and was so appointed for the term now expiring pursuant to the merger agreement under which the Company acquired Helix in October 2005 (the “Helix Merger Agreement”). The Board of Directors has elected to extend the position of Director Emeritus and Dr. Schorr’s service in such position until the Company’s 2008 annual meeting. As Director Emeritus, he is entitled to attend and participate in all meetings of the Board of Directors but does not vote.

The following table sets forth certain information as of December 15, 2006 with respect to the eight nominees and with respect to Dr. Schorr. When used below, positions held with the Company include positions held with the Company’s predecessors and subsidiaries.

Name	Age	Position	Director Since

A. Clinton Allen(2)(3)	62	Director	2003
Edward C. Grady	59	Director and Chief Executive Officer	2003
Robert J. Lepofsky(2)(5)	62	Director	2005
Joseph R. Martin(3)(4)	59	Chairman of the Board of Directors	2001
John K. McGillicuddy(1)(3)	63	Director	2003
Krishna G. Palepu(2)(3)(4)	52	Director	2005
Alfred Woollacott, III(1)	60	Director	2005
Mark S. Wrighton(1)(2)(4)	57	Director	2005
Marvin G. Schorr	81	Director Emeritus	2005

(1)	Member of the Company’s Audit Committee.

(2)	Member of the Company’s Compensation Committee.

(3)	Member of the Company’s Nominating and Governance Committee.

(4)	The committee memberships noted above for each of Messrs. Palepu and Wrighton were effective as of May 2006.

(5)	The committee membership noted above for Mr. Lepofsky was effective as of November 2006.

Mr. A. Clinton Allen has been a director of Brooks since October 2003. In addition to serving as a director of Brooks, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, maker of Swiss army knives, until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is currently a non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, as a director of LKQ Corporation, a supplier of recycled OEM automotive parts, and as a director of Source Interlink Companies, Inc, a provider of magazine sales information and services to the publishing and retailing industries in North America.

Mr. Edward C. Grady has served as President of Brooks since February 2003, as a director since September 2003 and as Chief Executive Officer since October 1, 2004. From October 2001 until February 2003, Mr. Grady served as a consultant to Brooks. From September 2000 until January 2003, Mr. Grady was a principal in the firm of Propel Partners LLC, an investment firm headquartered in Palo Alto, California. Mr. Grady is also a director of Evergreen Solar, Inc., a manufacturer and marketer of solar power products; Integrated Materials, Inc., a silicon science and technology company; and New Wave Research, Inc., a developer and manufactuer of laser-based systems and modules for the microelectronics and analytical instrumentation industries.

Mr. Robert J. Lepofsky became a director of Brooks in October 2005 following the acquisition of Helix, and was appointed to the Company’s Board pursuant to the Helix Merger Agreement. He became Chairman of the Board of Helix on January 1, 2005. He joined Ensign-Bickford Industries, Inc., a privately held, broadly diversified company, in January 2005 as President and Chief Executive Officer and remained in that position until his retirement in November 2006. Prior to joining Ensign-Bickford, Mr. Lepofsky was President and Chief Executive Officer of Helix from January 1989 until December 2004. Mr. Lepofsky is a director Moldflow Corporation, a provider of software products and services for optimizing the design and manufacture of injection-molded plastic products.

Mr. Joseph R. Martin has been a director of Brooks since June 2001. Mr. Martin served as Executive Vice President and Chief Financial Officer of Fairchild Semiconductor Corporation, a supplier of power semiconductors, from 1997 to 2003, and then served as its Senior Executive Vice President and Vice Chairman until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power solutions.

Mr. John K. McGillicuddy has been a director of the Company since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products.

Professor Krishna G. Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Professor Palepu became a Director of the Company in November 2005. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean, Director of Research, and Chair, Accounting and Control Unit. He is currently a member of the board of directors of Dr. Reddy’s Laboratories and Satyam Computer Services, two Indian companies listed on the New York Stock Exchange.

Mr. Alfred Woollacott, III is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He became a Director of the Company in October 2005 following the acquisition of Helix by the Company, and was appointed to the Company’s Board pursuant to the Helix Merger Agreement.

Dr. Mark S. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He became a Director of the Company in October 2005 following the acquisition of Helix by the Company, and was appointed to the Company’s Board pursuant to the Helix Merger Agreement. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer, and A.G. Edwards, Inc., a brokerage firm.

Dr. Marvin G. Schorr served as Chairman of the Board of Helix from August 1996 to December 2004. Dr. Schorr became a Director Emeritus of Brooks in October 2005 pursuant to the Helix Merger Agreement. Dr. Schorr is a director of Tech/Ops Sevcon, Inc., a manufacturer and seller of control products for battery operated vehicles.

The Company’s Board of Directors recommends that the stockholders vote FOR the election of the eight named nominees.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has responsibility for establishing broad corporate policies and reviewing the Company’s overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, to serve the best interests of the Company and its stockholders. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at Board and committee meetings. The Board has adopted certain Governance Policies that are publicly available on the Company’s website at www.brooks.com.

The Board has assessed each of the eight nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Lepofsky, Martin, McGillicuddy, Palepu, Woollacott and Wrighton, being seven of the eight directors, meet both the general definition of an independent director and has further determined that all members of the audit committee (among others) meet the stricter definition required for members of an audit committee.

The Board of Directors held twelve meetings during the fiscal year ended September 30, 2006. The Board of Directors took action on four occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2006. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he was a member held during the last fiscal year.

The Board of Directors encourages stockholders to communicate with senior management of the Company and directly with members of the Board of Directors on matters of concern related to the business and affairs of the Company. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

•	By telephone: (978) 262-4400
•	By electronic mail: Directors@Brooks.com
•	By first class mail, overnight mail or courier:

Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824

The Company as a matter of policy encourages the directors to attend meetings of stockholders. All of the nominees for election as director were directors at the time of the last stockholder meeting in March 2005, and each of them attended that meeting.

Chairman of the Board

On May 17, 2006 the Board of Directors elected Joseph R. Martin to serve as Chairman of the Board. Under the Company’s By-Laws and Governance Policy, the Chairman sets the agenda for meetings of the Board of Directors and performs such other duties as the Board may assign.

Committees of the Board

The Board currently has the following three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee.  Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of the Company’s registered public accounting firm and for assisting the Board of Directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for administering the Company’s Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

A copy of the charter of the Audit Committee is publicly available on the Company’s website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Wrighton and Woollacott. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that each of them qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee met on eight occasions during the fiscal year ended September 30, 2006. It took no action by written consent.

Compensation Committee.  The Compensation Committee has overall responsibility for the executive compensation philosophy of the Company, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the executive leadership capabilities of the Company’s executives. It also has been delegated the authority to approve grants under and to supervise the administration of various of the Company’s stock plans, and it is required to issue an annual report to stockholders in accordance with SEC rules.

Under its charter and the requirements of the Nasdaq Stock Market, the Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the tax and securities laws and satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Compensation Committee as most recently amended in November 2006 is publicly available on the Company’s website at www.brooks.com. The Compensation Committee is currently comprised of Messrs. Lepofsky (Chair), Allen, Wrighton and Palepu, each of whom meets the definition of an independent director and the other requirements for membership.

The Compensation Committee met on nine occasions and acted five times by written consent during the fiscal year ended September 30, 2006.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

Nominating and Governance Committee.  The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors of the Company; (ii) serve as a focal point for communication between such candidates, the Board of Directors and the Company’s management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles applicable to the Company; (v) periodically review and evaluate the Company’s governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; and (vii) make recommendations to the Board concerning Board meeting policies.

Under its charter, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee shall consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on the Company’s website at www.brooks.com. The Nominating and Governance Committee is currently comprised of Messrs. Palepu (Chair), Allen, McGillicuddy and Martin, each of whom meets the definition of an independent director. Professor Palepu was elected Chairman of the Committee in November 2006.

The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, officers, third party search firms or other appropriate sources. In evaluating candidates it will consider the criteria and qualifications set forth in the committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2008 annual meeting of stockholders, they must follow the procedures described in “Other Matters — Stockholder Proposals and Recommendations For Director.”

The Nominating and Governance Committee met six times and acted once by written consent during the fiscal year ended September 30, 2006.

Audit Committee Report

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended September 30, 2006 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged the Company’s independent auditors for the year ended September 30, 2006, and the Committee determines annually who shall act as the Company’s independent auditors. For the year ended September 30, 2006, the Audit Committee sought and obtained from the Company’s stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2007.

The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to the Company’s financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to materials items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Committee also reviewed the material written communications between management and the independent auditors. The Committee reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also regularly reviews whether there have been communications to the Company’s telephone and electronic hotlines and reviews and monitors the responses to any such communications. The Audit Committee further reviews whether there have been any changes to the Company’s Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.

The Company’s independent auditors provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by the Company’s independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2006, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to the Company would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

Based on its review, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2006, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2006, and the independent auditors’ reports thereon be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending September 30, 2007.

Respectfully Submitted.

Audit Committee:

John K. McGillicuddy, Chairman
Alfred Woollacott, III
Mark S. Wrighton

Independent Auditor Fees and Other Matters

Audit Fees.  PricewaterhouseCoopers LLP billed Brooks an aggregate of $2,795,400 and $2,112,140 in fees and expenses for professional services rendered in connection with the audit of Brooks’ financial statements for the fiscal years ended September 30, 2006 and 2005, respectively, for the reviews of the financial statements included in each of Brooks’ Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years. Substantially all of the increase in audit fees from fiscal year 2005 to fiscal year 2006 was due to the restatement resulting from the stock option investigation described below.

Audit Related Fees.  PricewaterhouseCoopers LLP did not bill Brooks for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2006 and 2005.

Tax Related Fees.  PricewaterhouseCoopers LLP billed Brooks an aggregate of $475,900 and $480,520 in the fiscal years ended September 30, 2006 and 2005, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2006, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $283,200; Expatriate Tax Services $167,500; and Tax Consulting $25,200. For fiscal year 2005, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $257,234; Expatriate Tax Services $123,066; and Tax Consulting $100,220.

All Other Fees.  PricewaterhouseCoopers LLP billed Brooks an aggregate of $0 and $163,000 in fees and expenses during the years ended September 30, 2006 and 2005, respectively, for all other services, all of which constituted permitted services. For fiscal year 2005, such fees were incurred for professional services rendered in connection with the review of financial statements for the Company’s SEC filings with respect to the Company’s acquisition of Helix.

In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of each such services to the Company was compatible with maintaining the auditors’ independence and determined that it was compatible.

All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. All of the work performed by PricewaterhouseCoopers LLP was performed by full-time, permanent employees of the firm. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as the Company’s independent auditor.

Related Party Transactions

Under existing SEC rules, certain transactions between executive officers, directors, nominees for director of the Company and related parties, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Under the Nasdaq Stock Market rules, effective since January 15, 2004, the Company is required to conduct an appropriate review of any such transaction and the Audit Committee or the independent directors is required to approve the transaction.

On June 11, 2001, we appointed Joseph R. Martin to our Board of Directors. Mr. Martin served as a director of Fairchild Semiconductor International, Inc. (“Fairchild”), one of our customers, until May 3, 2006. Accordingly, Fairchild is considered a related party for the period from June 11, 2001 through May 3, 2006. Revenues from Fairchild from October 1, 2005 to March 31, 2006 were approximately $205,000. The amounts due from Fairchild included in accounts receivable at March 31, 2006 were $40,000. Related party transactions and amounts included in accounts receivable and revenue are on standard pricing and contractual terms and manner of settlement for products and services of similar types and at comparable volumes.

STOCK OPTION INVESTIGATION

On March 8, 2006, the Company’s Board of Directors appointed a special committee of two independent directors to conduct a review of matters related to past stock option grants (including the timing of such grants and associated documentation) after receiving inquiries regarding the timing of certain stock option grants. Separately, the Company’s management also reviewed stock option grants from 1995 through the second quarter of fiscal 2006 to determine whether any material accounting errors had occurred with respect to stock option grants.

The Company concluded that there were material accounting errors with respect to a number of stock option grants. In general, these stock options were granted with an exercise price equal to the Nasdaq closing market price for the Company’s common stock on the date set forth on written consents signed by one or more directors. The Company used the stated date of these consents as the “measurement date” for the purpose of accounting for them under GAAP, and as a result recorded no compensation expense in connection with the grants.

The Company concluded that a number of written consents were not fully executed or effective on the date set forth on the consents and thus that using the stated date as the measurement date was incorrect. The Company determined a revised measurement date for each stock option grant based on the information available to the Company at the time of the review. Generally, the changes in measurement dates were due to two kinds of errors: (1) the Company treated unanimous written consents of directors approving stock option grants as effective on the date stated on the consent, instead of the date upon which the Company received the consent form containing the last signature required for unanimity; and (2) the Company treated option grants to multiple employees as effective prior to the date upon which the Company had determined the exact number of options that would be granted to each individual employee. In cases where the closing market price on the revised measurement date exceeded the Nasdaq closing market price on the original measurement date, the Company recognized additional compensation expense in its financial statements equal to this excess over the vesting term of each option.

The Company determined that the cumulative, pre-tax, non-cash, stock-based compensation expense resulting from revised measurement dates was approximately $58.7 million during the period from the Company’s initial public offering in 1996 through September 30, 2005. Approximately 99% of the additional expense relating to revised measurement dates arose from incorrect measurement dates for stock options granted during fiscal years 1996 through 2002. Subsequent to fiscal 2002 and prior to the inception of the investigation, the Company had revised its stock option and restricted stock grant practices. Neither the Company nor the Special Committee concluded that anyone now affiliated with the Company was complicit in any intentional wrongdoing. The Company has restated its previously issued financial statements to include these compensation charges and filed all of its periodic reports for the fiscal year ended September 30, 2006. Following a review of the Company’s compliance with its listing standards and a hearing on the matter, the Nasdaq Stock Market continues to list the Company’s common stock.

Following the completion of the Special Committee’s review, the Company’s Board of Directors and Compensation Committee adopted a policy regarding the grant of stock options that generally requires only stock options to be granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and stock options granted to senior officers of the company to be granted only at specified times during a fiscal year.

In addition to the compensation expenses described above, the Company also recorded approximately $5.8 million of non-cash, stock-based compensation expense in connection with a stock option held by former CEO Robert J. Therrien that the Company has concluded he was permitted to exercise in November 1999 despite its expiration in August of 1999. No director nominee was serving as a director of the Company at the time of this transaction.

Information regarding pending legal and regulatory proceedings arising out of these matters is included in our annual report on Form 10-K for the fiscal year ended September 30, 2006, which is being mailed with this proxy statement and may be found on our website at www.brooks.com under “Investors”, “SEC Filing”.

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Compensation of and Contractual Arrangements With Directors

Compensation.  For service on the Board, nonemployee directors of Brooks receive a $40,000 cash annual retainer and reimbursement of expenses reasonably incurred in connection with board service. Nonemployee directors who are members of the audit, compensation or nominating and governance committees receive an additional annual retainer of $7,500 per year for their services on each committee. At present the Chairman of the Board receives no additional retainer for serving in that position. The Compensation Committee is engaged in a review with independent advisors to determine the extent, if any, to which such a retainer should be paid. The Chairman of the Audit Committee receives an additional annual retainer of $5,000 for serving as Chair. The Lead Director received an annual stipend of $10,000 for serving in that capacity. The position of Lead Director has remained vacant since the resignation from the Board of Amin Khoury, with many of the functions of the Lead Director now handled by the Chairman. Directors are also paid a $1,000 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings held on that date.

On March 8, 2006 the Board appointed a Special Committee comprised of Messrs. McGillicuddy and Woollacott to investigate all facts and circumstances surrounding the granting of stock options to employees and directors of the Corporation since 1995 and to report to the Board of Directors all facts and circumstances which the Special Committee determined to be necessary and appropriate in order to enable the Board to advance and protect the interests of the Corporation’s stockholders and to take whatever actions the Board determined to be necessary on the basis of the facts and circumstances reported by the Special Committee. The Special Committee was also authorized to retain such advisors, including counsel, as the Special Committee determined to be necessary and advisable to assist it in carrying out the purposes for which it has been established. Working with those advisors and management, the Special Committee assisted the Board of Directors and the Company in the decisions to restate its financial statements for a period of years and to investigate certain related matters. The Special Committee met on more than 30 occasions, either solely as a committee or together with advisors, conducting an extensive review of all matters pertaining to the purposes for which the committee was formed. In November 2006, the Board of Directors reviewed the nature of the work performed by the Special Committee, the time and effort invested by the members of the Special Committee in that work and the quality and benefit to the Company’s stockholders of that work and voted to pay a stipend of $50,000 to each of the members of the Special Committee.

Pursuant to the Company’s director compensation policy, nonemployee directors are granted shares of restricted stock on the following terms:

•	All nonemployee directors are required over time to own shares of the Company’s Common Stock having a market value of at least $300,000;

•	Each nonemployee director is granted 5,000 shares of restricted stock on the date of the annual meeting for each of the four years following his or her initial election or appointment as a director (or beginning with the 2006 annual meeting in the case of the nonemployee directors who were serving at the inception of this policy at the time of the 2006 annual meeting); and

•	Transfer restrictions on all such shares lapse in a manner such that on the fourth anniversary of the initial grant, restrictions will have lapsed on all shares granted during that four-year period, but each such nonemployee director must nonetheless maintain equity ownership in the Company over time of at least $300,000 as described above.

All nonemployee directors who were serving at the inception of this policy agreed to the cancellation by the Company of the options to purchase the Company’s Common Stock that each was granted that were outstanding at the time of the implementation of this program and had an exercise price of $18.72 or greater. The target ownership and share grant amounts are subject to adjustments based on changes in the market price for the Company’s Common Stock. The Compensation Committee intends to monitor the policy over the next four years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Compensation Committee based on the Committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.

Employee directors may elect to participate in Brooks’ 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under Brooks’ Amended and Restated 2000 Equity Incentive Plan.

Indemnification Agreements.  Brooks has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

The indemnification agreements provide that Brooks will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of Brooks (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

Information on Executive Officers

The names of the Company’s executive officers who are not directors of the Company, and certain biographical information furnished by them as of December 15, 2006, are set forth below. Each executive officer serves until his resignation or termination. For information about Mr. Grady, see “Proposal No 1 — Election of Directors — Information on Nominees” above.

		Position with
Name	Age	the Company

Robert E. Anastasi	60	Executive Vice President, Global Operations
Joseph M. Bellini	46	President and Chief Operating Officer, Enterprise Software Group
James F. Gentilcore	54	President and Chief Operating Officer, Semiconductor Products Group
Thomas S. Grilk	59	Senior Vice President, General Counsel and Secretary
Robert W. Woodbury, Jr.	50	Executive Vice President and Chief Financial Officer

Mr. Robert E. Anastasi was appointed Executive Vice President, Global Operations of Brooks in October 2005 in connection with the acquisition of Helix. Prior to October 2005, Mr. Anastasi served as Executive Vice President of Helix from February 2001 to October 2005 and as Senior Vice President of Helix from July 1997 until February 2001.

Mr. Joseph M. Bellini was appointed President and Chief Operating Officer, Enterprise Software Group (now the Brooks Software Division) in October 2005 in connection with the acquisition of Helix. Prior to October 2005, Mr. Bellini served as Brooks’ Senior Vice President, Software Division, since joining Brooks in March 2003. Prior to joining Brooks, Mr. Bellini was chief executive officer of eXcelon, a software company which was merged into Progress Software in December 2002. Mr. Bellini became CEO of eXcelon in September 2001 following its acquisition of C-bridge Internet Solutions, an internet company. Mr. Bellini was CEO of C-bridge Internet Solutions from 1999 until 2001.

Mr. James F. Gentilcore was appointed President and Chief Operating Officer, Semiconductor Products Group in October 2005 in connection with the acquisition of Helix. Prior to October 2005, Mr. Gentilcore served as President and Chief Executive Officer of Helix from January 2005 to October 2005. Mr. Gentilcore joined Helix in December 2002 as Executive Vice President and Chief Operating Officer. From 1996 to 2002, Mr. Gentilcore was with Advanced Energy Industries, Inc., a manufacturer of integrated subsystems for the semiconductor industry, most recently as Chief Operating Officer.

Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. He is President and a member of the Board of Governors of the Boston Athletic Association.

Mr. Robert W. Woodbury, Jr. serves as Executive Vice President and has served as Chief Financial Officer since joining the Company in February 2003. Prior to joining Brooks, Mr. Woodbury was Vice President and Corporate Controller since 1996 at Acterna Corporation (formerly Dynatech Corporation), a communications equipment and network technology company. In May 2003, Acterna filed a petition seeking protection under Chapter XI of the United States Bankruptcy Code pertaining to a plan of reorganization for itself and its U.S.-based subsidiaries. Such a plan was approved in September 2003 and Acterna emerged from Chapter XI protection in October 2003.

Summary of Compensation of Executive Officers

The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 30, 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long Term
		Annual Compensation		Compensation Awards
				Restricted		Securities	All
				Stock		Underlying	Other
	Year			Awards		Options	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)(2)	($)(3)		(#)	($)(9)

Edward C. Grady	9/30/06	435,577	415,626	—		—	9,822
President and Chief	9/30/05	350,000	136,070	1,432,900	(4)	50,000	309,322
Executive Officer	9/30/04	350,000	350,000	—		100,000	182,322
Joseph M. Bellini	9/30/06	350,000	188,935	—		—	2,829
President and Chief	9/30/05	341,539	68,515	516,300	(5)	10,000	2,622
Operating Officer,	9/30/04	295,000	227,150	—		35,000	540
Enterprise Software Group
Robert W. Woodbury, Jr.	9/30/06	300,962	200,139	689,500	(6)	—	1,126
Executive Vice President	9/30/05	290,000	113,920	516,300		10,000	809
and Chief Financial	9/30/04	272,538	190,777	—		35,000	810
Officer
James Gentilcore	9/30/06	284,615	345,745	848,000	(7)	25,000	32,229	(10)
President and Chief	9/30/05	—	—	—		—	—
Operating Officer,	9/30/04	—	—	—		—	—
Semiconductor Products
Group(1)
Thomas S. Grilk	9/30/06	281,923	187,479	413,700	(8)	—	2,322
Senior Vice President,	9/30/05	260,000	70,756	51,630		7,500	2,322
General Counsel and	9/30/04	260,000	130,000	—		25,000	2,322
Secretary

(1)	Mr. Gentilcore commenced employment with the Company in October 2005.

(2)	Includes bonuses based upon the results of the years ended September 30, 2006, 2005 and 2004 but paid thereafter.

(3)	Although the Company has no current plans to pay dividends on its Common Stock, any dividends so paid will also be paid on shares of restricted stock. References to “vesting” in footnotes 4 through 8 below refer to the lapse of restrictions on the transfer.

(4)	On September 30, 2006, Mr. Grady held an aggregate of 90,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $1,173,600. Of these shares, 50,000 were awarded on October 1, 2004, with 25,000 shares vesting on October 1, 2005 and the remaining 25,000 shares vesting on October 1, 2006; and 40,000 were awarded on December 20, 2004, with 10,000 shares vesting on December 20, 2005, 10,000 shares vesting on December 20, 2006 and 20,000 shares vesting on December 20, 2006.

(5)	On September 30, 2006, Mr. Bellini held an aggregate of 30,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $391,200. All of these shares were awarded on December 20, 2004, with 7,500 shares vesting on December 20, 2005, 7,500 shares vesting on December 20, 2006 and 15,000 shares vesting on December 20, 2007.

(6)	On March 23, 2006, Mr. Woodbury was issued 50,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $689,500. All 50,000 of these shares vest on March 23, 2010. On September 30, 2006, Mr. Woodbury held an aggregate of 80,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $1,043,200. The 50,000 shares not described in the preceding sentence were awarded on December 20, 2004, with 7,500 shares vesting on December 20, 2005, 7,500 shares vesting on December 20, 2006 and 15,000 shares vesting on December 20, 2007.

(7)	On March 26, 2006, Mr. Gentilcore was issued 50,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $689,500. All 50,000 of these shares vest on March 23, 2010. In addition, on October 26, 2005, Mr. Gentilcore was issued 12,500 restricted shares of Brooks Common Stock having an aggregate value on that date of $158,500. Of these shares, 3,125 vested on October 26, 2006, 3,125 vest on October 26, 2007 and 6,250 shares vest on October 26, 2008. On September 30, 2006, Mr. Gentilcore held an aggregate of 62,500 restricted shares of Brooks Common Stock having an aggregate value on that date of $815,000.

(8)	On March 23, 2006, Mr. Grilk was issued 30,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $413,700. All 30,000 of these shares vest on March 23, 2010. On September 30, 2006, Mr. Grilk held an aggregate of 33,000 restricted shares of Brooks Common Stock having an aggregate value on that date of $430,320. The 3,000 shares not described in the preceding sentence were awarded on December 20, 2004, with 750 shares vesting on December 20, 2005, 750 shares vesting on December 20, 2006 and 1,500 shares vesting on December 20, 2007.

(9)	For fiscal 2006, consists of 401(k) matching contributions ($7,500 for Mr. Grady, $2,019 for Mr. Bellini and $12,391 for Mr. Gentilcore) and life insurance premiums paid by the Company on behalf of the executive ($2,322 for Mr. Grady, $810 for Mr. Bellini, $1,126 for Mr. Woodbury, $908 for Mr. Gentilcore and $2,322 for Mr. Grilk).

(10)	Includes an allowance of $18,930 for relocation from Rhode Island to Massachusetts and reimbursement of actual relocation expenses in 2006. See “Contractual Arrangements with Executive Officers — Employment Agreements”.

Contractual Arrangements With Executive Officers

Employment Agreements

Edward C. Grady.  Mr. Grady was appointed Chief Executive Officer of the Company on October 1, 2004 pursuant to an Amended and Restated Employment Agreement entered into with the Company on June 1, 2004 and subsequently amended and restated in October 2006 (the “Amended Agreement”). Mr. Grady’s term as Chief Executive Officer and President under the Amended Agreement is effective until September 30, 2007.

The Amended Agreement also provides that Mr. Grady will continue to serve as a director of the Company and that the Company will consider his nomination as a director each year during his employment term, in accordance with the Company’s By-laws.

Under the terms of the Amended Agreement, Mr. Grady receives an annual base salary in the amount of $600,000, effective September 1, 2006. During the year ended September 30, 2006, Mr. Grady was paid a base salary in the amount of $435,577. In addition, Mr. Grady is eligible to receive an annual management bonus, as determined by the Company’s Compensation Committee from year to year. Mr. Grady is also eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

In October 2006, in connection with the most recent amendment and restatement of his employment agreement, the Company issued Mr. Grady 100,000 shares of restricted stock that will vest on September 30, 2007, all pursuant to a restricted stock agreement between the Company and Mr. Grady, effective October 18, 2006.

If Mr. Grady’s employment is terminated due to his death or his disability (as defined in the Amended Agreement), the Company will pay to Mr. Grady (or his estate) the prorata portion of his base salary through September 30, 2007 and a prorata portion of his annual management bonus through the date of termination of employment, all shares of restricted stock held by Mr. Grady will immediately vest and all stock options will continue to vest in accordance with their vesting schedule and remain exercisable for the remaining option term, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company.

If Mr. Grady’s employment is terminated by the Company without cause (as defined in the Amended Agreement) or Mr. Grady resigns for good reason (as defined in the Amended Agreement), then the Company shall pay him the unpaid portion of his then current base salary earned through the termination date and a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period. In addition, all shares of restricted stock will immediately vest and all stock options will continue to vest in accordance with their vesting schedule and remain exercisable for the remaining option term, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company. Provided Mr. Grady is in compliance with and has complied with the non-competition, non-solicitation and confidentiality agreement, the Company shall pay Mr. Grady as severance one year’s current base salary in biweekly payments for one year. If, during that year, Mr. Grady has not found a full time comparable executive position with another employer, the Company will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (i) one additional year or (ii) the date Mr. Grady secures full-time employment. Any such payments by the Company will be offset by income earned from consulting fees with the Company, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity.

Upon the expiration of the term of the Amended Agreement, the Company will pay Mr. Grady the unpaid portion of his then current base salary earned through the termination date and the bonus earned in respect of the Company’s results of operations for the fiscal year ended September 30, 2007. In addition, all shares of restricted stock will immediately vest and all stock options will continue to vest in accordance with their vesting schedule and remain exercisable for the remaining option term, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company (with the exception of a termination of the consulting term by the Company for cause (as defined in the consulting agreement)).

Following termination of employment for any reason, the Company will pay the cost of Mr. Grady’s participation in the Company’s group medical and dental insurance plans until the provisions for continued COBRA coverage expire. After that time and through the fourth anniversary of the date of termination, the Company, if the terms of its medical and dental plans do not permit continued participation in such plans by the Executive, will procure comparable coverage on Mr. Grady’s behalf up to the amount the Company paid on the Executive’s behalf for COBRA coverage.

The Company has also agreed to reimburse Mr. Grady to the extent the net sales price (taking into account selling expenses and the value of improvements to the unit) for his condominium in the Boston, Massachusetts area is less than the amount Mr. Grady paid for the condominium. This payment obligation includes a tax “gross-up” provision so that the taxes incurred by Mr. Grady on the receipt of this reimbursement are also reimbursed by the Company.

Following the expiration (but not earlier termination) of the employment term on September 30, 2007, the Company has agreed to retain Mr. Grady as a consultant and pay Mr. Grady a consulting fee of $100,000 per year for a period of four years. Mr. Grady is required to provide up to 100 hours per quarter of consulting services with respect to strategic planning and the transition of management to a new executive team. During the term of the consulting agreement, the Company must offer Mr. Grady participation in its employee benefit plans to the extent permitted by the applicable plan.

Either the Company or Mr. Grady may terminate the consulting agreement at any time upon 60 days notice. If the Company terminates the agreement other than for cause (as defined in the consulting agreement), the Company must continue to pay Mr. Grady the fees due thereunder and provide Mr. Grady with the benefits to be provided thereunder for the remainder of the four-year term of the agreement.

Mr. Grady’s employment agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of two years thereafter.

Other Executive Officers.  The Company has at-will employment agreements with certain key employees, including each of the executive officers other than Mr. Grady, whose employment agreement is described above. Each such agreement provides for, among other things, a specified annual base salary and an annual management bonus of 0% to 150% of 70% — 100% of base salary, as set forth in the table below. Each agreement also provides that the employee will be entitled to severance including one year’s base salary and continued participation in benefit plans if terminated without “cause” or if the employee resigns for “good reason.” Cause is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of Brooks’ standards of conduct or a material breach of the employment agreement or related agreements. Good reason is defined to include diminution of the responsibility or position of the employee, Brooks’ breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year if the employee is engaged in an ongoing search for replacement employment. Messrs. Anastasi and Gentilcore will also be eligible for reimbursement of up to $100,000 in relocation expenses.

Officer	Base Salary(1)	Bonus

Robert E. Anastasi	$309,000	0% to 150% of 70% of Base Salary
Joseph M. Bellini	$360,500	0% to 150% of 100% of Base Salary
James F. Gentilcore	$412,000	0% to 150% of 100% of Base Salary
Thomas S. Grilk	$298,700	0% to 150% of 70% of Base Salary
Robert W. Woodbury, Jr.	$317,200	0% to 150% of 70% of Base Salary

(1)	Effective January 2007

Agreements with James F. Gentilcore and Robert E. Anastasi, which were entered into in connection with the acquisition of Helix, also contain additional provisions. During the first year of employment, the employee was eligible to participate in the Helix benefit plans that were in effect prior to Brook’s acquisition of Helix. Subsequently, the employee is eligible to participate in all benefits normally offered to senior executives of Brooks. Mr. Gentilcore and Mr. Anastasi received options to purchase 25,000 shares and 15,000 shares, respectively, of Brooks Common Stock, which vest quarterly over four years. Also, Mr. Gentilcore and Mr. Anastasi received grants of 12,500 shares and 7,500 shares, respectively, of restricted Brooks Common Stock, 25% of which vest after each of the first two years and the remaining 50% of which vest after the third year. In the case of Mr. Gentilcore, good reason for resignation also includes Brooks’ failure to offer him the position of Chief Executive Officer upon conclusion of the term of office of the Chief Executive Officer serving on the closing date of the merger.

Indemnification Agreements.  Brooks has entered into indemnification agreements with each of its executive officers and certain key employees. The indemnification agreements provide that the Company will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in the name of the Company where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

Compensation Plans

Bonus Plan.  The Company maintains a bonus program for employees, including executive officers, under which such employees may be awarded cash bonuses based upon the Company’s overall financial performance. In addition, the Company has agreed to pay Mr. Bellini a cash bonus upon the closing of the sale of the Company’s software division, provided that Mr. Bellini remains employed by the Company on the closing date of the transaction. The amount of the bonus is dependent upon the terms of the transaction. Upon the closing of the proposed transaction with Applied Materials, Mr. Bellini would receive a cash bonus of approximately $600,000.

Stock Purchase Plan.  The Company’s 1995 Employee Stock Purchase Plan provides employees of Brooks with additional incentives by permitting them to acquire an equity interest in the Company through the purchase of shares of Brooks Common Stock at a discount to the then-current price. At the Company’s March 2006 Annual Meeting, stockholders approved an amendment to the 1995 Plan to increase the number of shares authorized for issuance under the plan by 750,000 shares. As of September 30, 2006, 1,551,762 shares of Brooks Common Stock have been purchased under the Stock Purchase Plan and 1,448,238 shares remain available for purchase. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Equity Compensation Plans.  Brooks maintains a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to Brooks’ success. The plans described below are administered by the Compensation Committee of the Board of Directors. However, the Chief Executive Officer of the Company has the authority to grant options to purchase not more than 5,000 shares of the Company’s Common Stock and not more than 2,000 shares of restricted stock per employee per fiscal year to employees who are not executive officers on terms that are consistent with the 1998 Plan and the 2000 Plan described below. Under that authority, Mr. Grady granted options to purchase an aggregate of no shares of the Company’s Common Stock and 3,000 shares of restricted stock in fiscal 2006.

Consistent with the results of its benchmarking activities and its evaluation of the relative long-term incentive benefits of grants of restricted stock to key employees, the Compensation Committee has determined to make greater use of restricted stock grants than of stock option grants as a long-term incentive compensation tool. This is described more fully in the Report of the Compensation Committee below.

The following tables set forth certain information with respect to the stock options granted to and exercised by the Named Executive Officers during fiscal 2006 and the aggregate number of and value of options exercisable and unexercisable held by the Named Executive Officers during fiscal 2006.

Option Grants in Last Fiscal Year

		Percent			Potential Realizable
		of			Value at Assumed
		Total			Annual Rates of
		Options			Stock
	Number	Granted			Price
	of	to			Appreciation
	Securities	Employees			for
	Underlying	in	Exercise		Option
	Options	Fiscal	Price	Expiration	Term($)(2)
Name	Granted(#)(1)	Year	($/Share)	Date	5%	10%

Edward C. Grady	—	—	—	—	—	—
Joseph M. Bellini	—	—	—	—	—	—
Robert W. Woodbury, Jr.	—	—	—	—	—	—
James Gentilcore	25,000	11.5%	13.03	10/26/09	68,369	147,236
Thomas S. Grilk	—	—	—	—	—	—

(1)	Stock options become exercisable over a four-year period, with 6.25% vesting each quarter.

(2)	The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future prices of its Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money Options
	on	Realized	Options at 9/30/06(#)		at 9/30/06($)(1)
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward C. Grady	—	—	307,576	53,124	497,003	70,997
Joseph M. Bellini	—	—	86,501	14,999	131,953	26,247
Robert W. Woodbury, Jr.	—	—	113,751	16,249	226,847	32,403
James Gentilcore	—	—	103,203	114,937	214,895	78,376
Thomas S. Grilk	—	—	56,406	6,094	23,063	1,538

(1)	Based on the closing price of the Company’s Common Stock on September 29, 2006 on the Nasdaq National Market of $13.05 minus the respective option exercise prices.

Nonqualified Deferred Compensation Plan

The Company has established a nonqualified deferred compensation plan to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary, commissions and/or incentive pay. As a nonqualified plan, eligibility is limited to a select group of management or highly compensated employees and directors. From that group, the Compensation Committee selects, in its sole discretion, the individuals who may actually participate in the Plan. Participants may elect to defer base salary, bonus, commissions and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on the part of the Company. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Upon retirement, as defined, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant.

Effective May 10, 2006, the Compensation Committee of the Board of Directors adopted an amendment and restatement that adds a supplemental retirement feature (“SERP”) for certain selected participants. The new SERP feature adds to the Plan an additional category of Company credits. For a participant eligible for the SERP feature, including executive officers selected for participation, a separate SERP bookkeeping account will be maintained to which an amount equal to a percentage of the participant’s base salary will be credited annually during the continuance of the individual’s participation in the SERP feature. The Plan’s administrator retains the discretion to add or remove individuals to or from eligibility for the SERP feature. The measuring fund choices available to be used to determine a SERP account’s hypothetical investment experience will be the same as those available under the Plan generally. Unless the Plan-based agreement with the participant otherwise specifies, a participant’s SERP account will be subject to a vesting schedule providing for 50% vesting after five years of service (disregarding service prior to 2006), with an additional 10% vesting for each year of service thereafter. An eligible participant’s SERP account would be distributable to the extent vested at attainment of age 65 or, if later, separation from service and would be payable, as elected by the participant in advance, either in a lump sum or in annual installments. A participant eligible for the Plan’s SERP feature might be, but need not be, a participant in the Plan generally. At the same time as it amended the Plan by adding the SERP feature, the Committee also designated certain employees to participate in the SERP, including certain Named Executive Officers. Upon entering into a participation agreement under the Plan with respect to their SERP participation and unless their eligibility or the specified percentages are changed, the aforementioned executive officers will be eligible to have the following percentages of their base salary credited to their respective SERP accounts: Mr. Gentilcore, 33%; Mr. Woodbury, 21%; and Messrs. Bellini, Anastasi and Grilk 15% each.

Pension Plan

Helix maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix individuals named in the Summary Compensation Table. Employees who are at least 21 years of age with one year of service are eligible for this plan. Contributions to the plan, which is a defined benefit plan, are not included in the Summary Compensation Table because such contributions are made on an actuarial basis and cannot be separately calculated. Brooks recognized pension expense of $1,271,964 for 2006.

Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table above are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits. As of September 30, 2006, Mr. Anastasi had accrued 28 years of benefit service under the plan and Mr. Gentilcore had accrued seven years of benefit service, including four years from prior employment with Helix.

The following table sets forth estimated combined annual benefits under the Helix Employees Pension Plan and the Supplemental Key Executive Retirement Plan, on a straight-life annuity basis, to persons in specified compensation and years-of-service categories, as if they had retired at age 65 at September 30, 2006. As of October 31, 2006, both plans have been frozen and no additional benefits will accrue.

Pension Plan Table

	Estimated Annual Pension (Including Supplemental Benefits)
Average Annual Compensation on which	Based on Years of Service Indicated
Retirement Benefits Are Based	10	15	20	25	30

$200,000	$30,592	$47,374	$63,841	$80,767	$80,767
250,000	39,662	60,640	81,224	101,375	101,375
300,000	49,652	74,994	99,695	123,877	123,877
350,000	59,652	89,988	119,226	147,438	147,438
400,000	69,652	104,988	138,863	171,105	171,105
450,000	79,652	119,988	158,500	194,772	194,772
500,000	89,652	134,988	178,137	218,439	218,439
550,000	99,652	149,988	197,773	242,106	242,106

Helix Supplemental Key Executive Retirement Plan

In 1992, Helix adopted a Supplemental Key Executive Retirement Plan that was designed to supplement benefits paid to certain participants under tax-qualified retirement plans funded by Helix, which benefits are otherwise limited with respect to highly paid employees by the Internal Revenue Code. In general, the Plan provided that participants with 25 or more years of service who reached the age of 65 at the time of retirement receive a supplemental annual pension equal to 50 percent of the greater of such participant’s (i) average compensation (as described under “Pension Plan” above) or (ii) actual compensation during the 12 months prior to retirement, less all retirement benefits provided by Helix. Benefits under the Plan are reduced for participants with less than 25 years of service. Brooks recorded additional retirement costs of $58,686 in connection with this Plan in 2006.

Supplemental Benefit Plan

In 1999, Helix adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code. Benefits earned under the Supplemental Benefit Plan are also subject to offset per the provisions of any benefits earned under the Supplemental Key Executive Retirement Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth certain information as of September 30, 2006 regarding the shares of Brooks’ Common Stock available for grant or granted under stock option plans that (i) were approved by Brooks’ stockholders, and (ii) were not approved by Brooks’ stockholders.

Equity Compensation Plan Information

	Number of
	Securities to		Number of
	be Issued	Weighted-Average Exercise	Securities Remaining
	Upon Exercise	Price of	Available for
	of Outstanding	Outstanding Options,	Future Issuance Under
	Options, Warrants	Warrants and	Equity Compensation
Plan Category	and Rights	Rights	Plans(2)

Equity compensation plans approved by security holders(1)	3,230,438	$20.32	5,681,045	(3)
Equity compensation plans not approved by security holders	1,560,039	$23.97	291,032

Total	4,790,477	$21.51	5,972,077

(1)	Includes an aggregate of 616,030 options at a weighted average exercise price of $16.85 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 1,448,238 shares that may be issued under Brooks’ Employee Stock Purchase Plan.

1998 Employee Equity Incentive Plan.  The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by the Board of Directors of Brooks in April 1998, is to attract and retain employees and provide an incentive for them to assist Brooks to achieve long-range performance goals and to enable them to participate in the long-term growth of Brooks. All Brooks’ employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to the long-term success and growth of Brooks are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Brooks’ Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited option. From February 26, 2003 through September 30, 2006, a total of 1,780,405 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 1,560,039 shares had been granted and were outstanding and 291,032 shares remained available for grant at September 30, 2006.

Compensation Committee Report

To The Stockholders:

The Compensation Committee of the Board of Directors is comprised of three independent directors. As more fully described above under “Corporate Governance — Committees of the Board,” it is responsible for establishing compensation policies applicable to the Company’s directors and its executive officers, including its chief executive officer. In discharging its responsibilities, the committee consults, as necessary, with outside advisors.

Compensation Philosophy

The Company has developed a compensation philosophy and programs designed to enable the Company to attract, motivate and retain excellent executive talent. Compensation is earned based upon performance consistent with the expectations defined by the Company’s leadership practices and measurable objectives, established early in each fiscal year, which support the Company’s corporate goals and financial metrics.

To accomplish these goals, the Company uses a combination of programs to offer a balance between short-term and long-term incentives. Components of these programs include:

•	base pay targeted at a percentage of competitive pay for similar positions within an identified peer group of companies;

•	a variable component based upon performance to pre-established business peer groups and financial metrics which may result in the individual receiving more or less cash compensation when compared to our peer group companies;

•	discretionary bonuses which may be utilized to recognize and reward outstanding individual performance in excess of measurable business and performance objectives;

•	long term incentive compensation to retain key talent and align the interests of executives with those of shareholders, which may include options or stock grants; and

•	deferred compensation in selected cases for key executives, including a newly adopted supplemental executive retirement plan described below.

During 2006 the committee retained the services of Pearl Meyer & Partners, a compensation consulting firm, to conduct a broad review of the compensation of the Company’s management personnel, including a comparison of the Company’s Compensation practices with those of its peer companies and other compensation survey data. The committee directed Pearl Meyer & Partners to focus on long-term incentive compensation matters as well as salary and bonus measures. Since that review, the committee has continued its work with the Pearl Meyer firm to update its review both of management compensation and of the compensation practices of peer companies.

Base Salary

The base salary of an executive officer is established after considering the level of the officer’s responsibility and the quality of his or her performance. The committee also reviews data gathered through executive compensation benchmarking studies prepared by compensation consultants. In assessing the information contained in the studies, the committee considers the size and the profitability of peer companies and the nature of their business. The committee does not formally weigh factors pursuant to a fixed formula. In setting compensation, the Company’s compensation philosophy has been to target base compensation at approximately the 50th percentile in comparison to its peer companies, and the committee has worked with its independent consultants to ensure that the Company’s compensation practices are in accord with this philosophy.

Bonus

Executive officers are eligible to receive performance compensation under the Company’s bonus plan of from 0% to 150% of 70% to 100% of base salary, depending upon the position. The bonuses are not guaranteed and are subject to the Company’s overall financial performance. Bonuses totaling $1,520,928, $389,261 and $1,949,343 were paid to all executive officers in fiscal year 2006, 2005 and 2004, respectively, in accordance with these standards. (These amounts do not include deferred sign-on bonuses paid to Mr. Grady in the amounts of $300,000 and $180,000 in fiscal year 2005 and 2004, respectively, and a relocation bonus of $180,000 paid to Mr. Grady in fiscal year 2004.)

Equity Compensation

Each of the executive officers and all key employees are eligible to receive grants of options and shares of restricted stock under the Amended and Restated 2000 Equity Incentive Plan. The 2000 Plan is used to align a portion of the executive officers’ and key employees’ compensation with the stockholders’ interests and the long-term success of the Company through the use of variable compensation. In determining the number of options and shares of restricted stock to be granted to each executive officer or key employee, the committee uses surveys of independent compensation consultants, including Pearl Meyer & Partners, and makes a subjective determination based on factors such as the individual’s level of responsibility, performance and number of options held by the individual. The committee does not formally weigh these factors pursuant to a fixed formula. During fiscal 2006, options to purchase 40,000 shares of the Company’s Common Stock and 185,000 shares of restricted stock were granted to persons who were executive officers at the time of grant under the 2000 Plan. The 1995 Employee Stock Purchase Plan provides all of the Company’s employees, including executive officers, with a means of purchasing the Company’s Common Stock, further aligning the interests of executive officers, employees and stockholders.

The Committee, through the use of an independent consultant, has conducted benchmarking analysis of the long term incentive practices of peer companies. As a result of that analysis, coupled with its own analysis and judgment, the Committee has determined that grants of restricted stock in certain cases represent a more effective long-term incentive and retention mechanism that do the grants of stock options. Such grants provide a greater certainty of long-term value for the recipients and can result in a lower cost to the company at the time of grant than is the case with stock options. The Compensation Committee will continue to evaluate the relative effectiveness of grants of restricted stock as compared with grants of stock options in tailoring long-term incentive vehicles calculated to best serve the objectives of retaining key employees and controlling the associated cost to the Company.

Compensation of Chief Executive Officer

Mr. Grady’s amended employment agreement was negotiated and concluded under the committee’s guidance and direction, with the assistance of a compensation consultant. The terms of Mr. Grady’s amended employment agreement are described under “Executive Compensation and Other Matters — Employment Contracts.”

During the fiscal year ended September 30, 2006, cash compensation for Mr. Grady consisted of a base salary of $435,577 and a bonus of $415,626. The Compensation Committee believes that Mr. Grady’s total compensation for 2006 appropriately reflects his performance as measured against the factors described in the following paragraph. The committee does not assign relative weights or rankings to the following factors, but instead makes a subjective determination based upon a consideration of all such factors.

In setting Mr. Grady’s overall salary, bonus, and stock compensation levels, the Compensation Committee considered compensation levels for similar positions in the industry and other similar sectors, historical compensation levels for the position, the compensation levels for the Company’s other executive officers and Mr. Grady’s level of responsibility. In addition, the Compensation Committee considered the extent to which Mr. Grady’s compensation should be based on the Company’s actual performance and industry benchmarking, the cumulative total return to the Company’s stockholders and diluted earnings per share, the terms and conditions of restricted stock awards and stock options granted to Mr. Grady, including vesting and exercise periods, information prepared by an independent consultant with respect to equity-based incentives awarded to CEO’s of similar companies without regard to the cumulative total return to stockholders of those companies, and the extent to which Mr. Grady would be entitled to severance upon a change in control of the Company. The committee did consider whether Mr. Grady should receive alternate forms, or more than one form, of equity based compensation. The committee also considered Mr. Grady’s efforts in connection with the acquisition of Helix.

Policy on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to each of the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. The Compensation Committee takes Section 162(m) of the Internal Revenue Code and the related regulations issued by the Internal Revenue Service into account. However, the Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

Respectfully Submitted.

Compensation Committee:

Robert J. Lepofsky, Chairman
A. Clinton Allen
Mark S. Wrighton
Krishna G. Palepu

Performance Graph

The following graph compares the change in Brooks’ cumulative total stockholder return for the last five fiscal years with the cumulative total return on an index of companies traded on the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) and an index of companies traded on the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) whose businesses fall within SIC 3550-3559 (Special Industry Machinery, Except Metalworking Machinery) for that period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG BROOKS AUTOMATION, INC., THE NASDAQ/AMEX/NYSE INDEX
AND NASDAQ/AMEX/NYSE SIC CODES 3550-3559

	9/28/01	930/02	9/30/03	9/30/04	9/30/05	9/29/06
Brooks Automation, Inc.	100.00	43.06	78.60	53.22	50.13	49.08
NASDAQ/AMEX/NYSE	100.00	83.32	106.86	125.24	148.91	166.65
NYSE/NASDAQ/AMEX SIC CODES 3550-3559	100.00	64.02	109.75	102.11	114.00	124.90

Assumes $100 invested on September 28, 2001, the last trading day of fiscal 2001, in the Common Stock, an index for the NYSE/AMEX/Nasdaq Stock Market (U.S. Companies) and an index for NYSE/AMEX/Nasdaq (SIC 3550-3559 U.S. Companies) Special Industry Machinery, Except Metalworking Machinery, and the reinvestment of all dividends.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, independent accountants, has audited the books and accounts of the Company since 1989 and has audited the Company’s financial statements for the years ending September 30, 2006, 2005 and 2004. The audit committee has appointed them to serve as our auditors for the fiscal year ending

September 30, 2007. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in fiscal 2006 and 2005 may be found elsewhere in this proxy statement. Based on these disclosures and information in the audit committee report contained in this proxy statement, the Company’s audit committee is satisfied that the Company’s accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2007. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our stockholders’ best interests. A representative of the company’s independent accountants is expected to be present at the meeting and will be available to respond to appropriate questions.

The Company’s Board of Directors recommends that the stockholders vote FOR Proposal No. 2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Brooks’ executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2006, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended September 30, 2006.

Standards of Conduct

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, the Company has adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of the Company’s financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If the Company makes any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, the Company is obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

Proposals which stockholders intend to present at the Company’s 2008 annual meeting of stockholders and wish to have included in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than September 7, 2006. If a proponent fails to notify the Company by November 21, 2006 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company’s 2008 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at the Company’s 2008 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at the Company’s principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than December 7, 2007. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of the Company’s Common Stock for at least one year.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brooks and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from Brooks or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Brooks if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to the Company’s Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.

Material Not Incorporated by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” “Compensation Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 as filed with the SEC are being mailed to the Company’s stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO (A) COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, (B) VOTE VIA THE INTERNET, OR (C) VOTE VIA TELEPHONE.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 5, 2007.
Vote by Internet
• Log on to the Internet and go to
www.computershare.com/expressvote
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 1.
1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 — A. Clinton Allen	☐	☐	02 — Edward C. Grady	☐	☐	03 — Robert J. Lepofsky	☐	☐

	For	Withhold		For	Withhold
04 — Joseph R. Martin	☐	☐	05 — John K. McGillicuddy	☐	☐	06 — Krishna G. Palepu	☐	☐

	For	Withhold		For	Withhold
07 — Alfred Woollacott, III	☐	☐	08 — Mark S. Wrighton	☐	☐

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2007 fiscal year.	For ☐	Against ☐	Abstain ☐	3. To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.
B   Non-Voting Items
Change of Address — Please print your new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

The 2007 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 5, 2007 at 10:00 a.m., local time, at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the matters stated on the reverse side.
The Board of Directors has fixed December 15, 2006 as a record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to authorize your proxy by following one of these steps as promptly as possible:
(A)	Complete, date, sign and return the enclosed Proxy Card (a postage paid envelope is enclosed for that purpose); or

(B)	Vote via the internet (see the instructions on the enclosed Proxy Card); or

(C)	Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card).
The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered stockholder interested in voting via the internet or telephone are set forth on the enclosed Proxy Card.
Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy card or voted via the internet or telephone.
By Order of the Board of Directors
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Proxy — BROOKS AUTOMATION, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 5, 2007
Edward C. Grady, Thomas S. Grilk, and Robert W. Woodbury, Jr., or any of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation Inc. to be held on February 5, 2007 or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.
YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY (BY EXECUTING A PROXY OR BY MAKING AN AUTHORIZED INTERNET OR TELEPHONE COMMUNICATION) AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.
YOUR VOTE IS IMPORTANT
(Items to be voted appear on reverse side.)